     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1997

                                                      REGISTRATION NO. 333-15233
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        BEDFORD PROPERTY INVESTORS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

       STATE OF MARYLAND                                                   68-0306514
  (STATE OR OTHER JURISDICTION                                          (I.R.S. EMPLOYER
      OF INCORPORATION OR                                             IDENTIFICATION NO.)
         ORGANIZATION)

                              270 LAFAYETTE CIRCLE
                          LAFAYETTE, CALIFORNIA 94549
                                 (510) 283-8910
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
       OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND PLACE OF BUSINESS)
                            ------------------------


                                PETER B. BEDFORD

                        BEDFORD PROPERTY INVESTORS, INC.
                              270 LAFAYETTE CIRCLE
                          LAFAYETTE, CALIFORNIA 94549
                                 (510) 283-8910
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:

                               MICHAEL J. KENNEDY
                              SHEARMAN & STERLING
                             555 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 616-1100
 (NAMES, ADDRESSES, INCLUDING ZIP CODES, AND TELEPHONE NUMBERS, INCLUDING AREA
                         CODES, OF AGENTS FOR SERVICE)
                            ------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE(S) TO THE PUBLIC:
   From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                        BEDFORD PROPERTY INVESTORS, INC.

                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                            ------------------------

     Bedford Property Investors, Inc. (the "Company") hereby offers participation in its Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan is designed to provide the Company's stockholders and other investors with a convenient and economical method to purchase shares of the Company's common stock, $.02 par value per share (the "Common Stock"), and to reinvest all or a portion of their cash dividends in additional shares of Common Stock. Some of the significant features of the Plan are as follows:

     - Participants may purchase additional shares of Common Stock by automatically reinvesting all or a portion of their cash dividends.

     - Participants may purchase additional Common Stock by making optional cash investments of $100 to $5,000 per month or by making an initial optional cash investment of $1,000 to $5,000. Optional cash investments in excess of $5,000 may be made with permission of the Company.

     - Participants may acquire shares of Common Stock pursuant to the Plan without paying any commissions and may sell shares pursuant to the Plan by paying a transaction fee of $15.00 per transaction and a trading fee of $.12 per share.

     - Common Stock will be purchased by the administrator of the Plan (the "Administrator") directly from the Company or in open market or privately negotiated transactions, as determined from time to time by the Company to fulfill requirements for the Plan. At present, the Company expects that shares usually will be purchased directly from the Company.

     - Common Stock purchased directly from the Company pursuant to an optional cash investment of more than $5,000 (with permission of the Company) may be priced at a discount from recent market prices (determined in accordance with the Plan) ranging from 0% to 2 1/2%. The discount is initially expected to be 0%, but may be adjusted by the Company in its discretion at any time. No discount will be available for Common Stock purchased in the open market or in privately negotiated transactions.

     - Holders of shares currently enrolled in the Company's Automatic Dividend Reinvestment Plan will be automatically enrolled in the new Plan.

     - Holders of shares in broker or nominee names may participate in the Plan, in which case brokers or nominees will reinvest dividends and make optional cash investments on behalf of beneficial owners.

     Participation in the Plan is entirely voluntary, and participants may terminate their participation at any time. Stockholders that do not choose to participate in the Plan will continue to receive cash dividends, as authorized and declared, in the usual manner.

     This Prospectus relates to 900,000 shares of Common Stock initially offered for purchase under the Plan.

     SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE COMMON STOCK.
                            ------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH --, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, as well as such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the offices of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission, and in the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices listed above.

     THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (WITHOUT EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST. REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO BEDFORD PROPERTY INVESTORS, INC., 270 LAFAYETTE CIRCLE, LAFAYETTE, CALIFORNIA 94549,
ATTENTION: INVESTOR RELATIONS (TELEPHONE: (510) 283-8910)

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents are incorporated by reference in this Prospectus:

1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

2. The Registrant's Current Report on Form 8-K filed on January 9, 1997.

3. The Registrant's Current Report on Form 8-K/A filed on February 4, 1997.

4. The description of the Registrant's Common Stock set forth in the Registrant's registration statement on Form 8-B as filed with the Commission on July 26, 1993, under the Exchange Act.

5. The description of the Registrant's capital stock set forth under the caption "Description of Capital Stock of the Company" in the Registrant's registration statement on Form S-3 as filed with the Commission on March 20, 1997, under the Securities Act.

6. The description of Maryland law and of the Registrant's Charter and Bylaws set forth under the caption "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws" in the Registrant's registration statement on Form S-3 as filed with the Commission on March 20, 1997, under the Securities Act.



7. The description of federal income tax considerations set forth under the caption "Federal Income Tax Considerations" in the Registrant's registration statement on Form S-3 as filed with the Commission on March 20, 1997, under the Securities Act.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing hereof and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                              SUMMARY OF THE PLAN


     The following summary description of Bedford Property Investors, Inc.'s (the "Company") Dividend Reinvestment and Stock Purchase Plan (the "Plan") is qualified by reference to the full text of the Plan which is contained herein. Terms used in the summary have the meanings attributed to them in the Plan.


PURPOSE OF PLAN............  The purpose of the Plan is to provide the Company's stockholders and other investors with a convenient and economical method of purchasing shares of Common Stock and/or investing all or a portion of their cash dividends in additional shares of Common Stock. The Plan also provides the Company a means of raising additional capital through the direct sale of Common Stock.


PURCHASE PRICE.............  The Plan provides that the shares to be purchased may be either newly issued shares acquired from the Company or shares purchased on the open market or in privately negotiated transactions from third parties. Under the Plan, the purchase price for newly issued shares is the average of the daily high and low sales prices of the Common Stock on the NYSE during a Pricing Period consisting of the ten Trading Days (as defined in Question 11) preceding the Investment Date (as defined in Question 9) (less any applicable discount), and for shares purchased on the open market or in privately negotiated transactions is the weighted average price paid for such shares to third parties on the Investment Date.


                             The purchase price for shares of Common Stock purchased pursuant to a Request for Waiver (as described below) may reflect a discount of 0% to 2 1/2% (the "Waiver Discount") from the market price.


TRANSACTION FEES...........  Participants may acquire shares of Common Stock pursuant to the Plan without paying any commissions and may sell shares pursuant to the Plan by paying a transaction fee of $15.00 per transaction and a trading fee of $.12 per share.


PLAN LIMITATIONS...........  Optional cash investments are subject to a minimum investment of $100 and a maximum investment of $5,000 per month. Initial optional cash investments by investors that are not stockholders of the Company are subject to a minimum of $1,000 and a maximum of $5,000. The $5,000 per month maximum may be waived only pursuant to a written request approved by the Company ("Request for Waiver").


OPTIONAL CASH
INVESTMENTS................  Optional cash investments made pursuant to a
                             Request for Waiver are not subject to a
                             predetermined maximum limit on the amount of the investment or on the number of shares that may be purchased. With respect to optional cash investments in excess of $5,000 made pursuant to a Request for Waiver, the Company may, in its sole discretion, establish each month a Waiver Discount and a Threshold Price (as defined in Question 13). The Waiver Discount, which may vary each month between 0% and 2 1/2%, will be established by the Company after a review of current market conditions, the level of participation, and current and projected capital needs. The Threshold Price will be the minimum price applicable to purchases of Common Stock in a given month. For each Trading Day during the Pricing Period on which the Threshold Price is not satisfied, one-tenth of a Participant's optional cash investment made pursuant to a Request for Waiver will be returned without interest.

                             The reinvestment of cash dividends in additional shares of common stock is not subject to a maximum limit, but optional cash investments that do not exceed $5,000 as well as dividend reinvestments will not be subject to the Waiver Discount or to the Threshold Price. However, the Company reserves the right to grant a discount and set a minimum price in the future for such investments or dividend reinvestments. Optional cash investments of less than $100 and that portion of any optional cash investment that exceeds $5,000, unless such limit has been waived, will be returned to the Participant without interest.

REQUEST FOR WAIVER.........  In deciding whether to approve a Request for
                             Waiver, the Company will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued shares of Common Stock or acquiring shares through open market purchases or privately negotiated transactions, the Company's need for additional funds, the attractiveness of obtaining such funds through the sale of Common Stock under the Plan in comparison to other sources of funds, the purchase price likely to apply to any sale of Common Stock under the Plan, the Participant submitting the request, including the extent and nature of such Participant's prior participation in the Plan and the number of shares of Common Stock held of record by such Participant, and the aggregate amount of optional cash investments in excess of $5,000 for which Requests for Waiver have been submitted by all Participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method the Company determines is appropriate.

                             Any person who acquires shares of Common Stock through the Plan and resells them shortly before or after acquiring them may be considered to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company expects that certain persons will acquire shares of Common Stock pursuant to a Request for Waiver and resell such shares in order to obtain the financial benefit of any Waiver Discount then being offered under the Plan. The Company has no arrangements or understandings, formal or informal, with any person relating to a distribution of shares to be received pursuant to the Plan. See "Plan of Distribution and Underwriters".

NUMBER OF SHARES OFFERED...  900,000 shares of Common Stock are authorized to be issued and registered under the Securities Act for offering pursuant to the Plan. Because the Company expects to continue the Plan indefinitely, it expects to authorize for issuance and register under the Securities Act additional shares from time to time as necessary for purposes of the Plan.

                                    THE PLAN

     The following questions and answers explain and constitute the Company's Dividend Reinvestment and Stock Purchase Plan, as in effect beginning --, 1997.

PURPOSE

     1. WHAT IS THE PURPOSE OF THE PLAN? The purpose of the Plan is to provide the Company's stockholders and other investors with a convenient and economical method to purchase shares of Common Stock and to reinvest all or a portion of their cash dividends in additional shares of Common Stock. In addition, the Plan will provide the Company with a means of raising additional capital for general corporate purposes through sales of Common Stock under the Plan. Whether significant additional capital is raised may be affected, in part, by the Company's decision to waive the limitations applicable to optional cash investments and, in part, by the Company's decision to sell newly issued shares of Common Stock to fulfill the requirements of the Plan. See Question 13 regarding the Company's criteria for granting a Request for Waiver.

PARTICIPATION OPTIONS

     2. WHAT OPTIONS ARE AVAILABLE UNDER THE PLAN? Registered holders or beneficial owners of Common Stock and other interested investors may elect to participate in the Plan (each a "Participant"). Participants may have cash dividends on all or a portion of their shares automatically reinvested in Common Stock. Even if they do not reinvest dividends, Participants may make optional cash investments to purchase Common Stock, subject to a minimum investment of $100 and a maximum investment of $5,000 per month. Interested investors that are not stockholders of the Company may make an initial optional cash investment in Common Stock of not less than $1,000 and not more than $5,000. In certain instances, however, the Company may permit greater optional cash investments. See Question 12 regarding optional cash investments and Question 13 regarding a Request for Waiver.

BENEFITS AND DISADVANTAGES

     3. WHAT ARE THE BENEFITS AND DISADVANTAGES OF THE PLAN?

Benefits

     - The Plan provides Participants the opportunity to automatically reinvest cash dividends on all or a portion of their Common Stock in additional shares of Common Stock.

     - In addition to reinvestment of dividends, eligible stockholders may purchase additional shares of Common Stock pursuant to optional cash investments of not less than $100 and not more than $5,000 per month. Optional cash investments may be made occasionally or at regular intervals, as the Participants desire. Participants may make optional cash investments even if dividends on their shares are not being reinvested under the Plan.

     - Persons not presently stockholders of the Company may become Participants by making an initial cash investment of not less than $1,000 and not more than $5,000 (except with the consent of the Company) to purchase shares of Common Stock under the Plan.

     - Shares purchased directly from the Company under the Plan pursuant to a Request for Waiver may be issued at a discount to the market price without payment of brokerage commissions.

     - Initially, optional cash investments of less than $5,000 and dividend reinvestments will not be subject to a discount, but the Company reserves the right to grant a discount in the future.

     - Participants may acquire shares of Common Stock pursuant to the Plan without paying any commissions and may sell shares pursuant to the Plan by paying nominal fees. See Question 23.

     - Dividends and any optional cash investments will be fully invested because the Plan permits fractional shares to be credited to Participants' accounts. Dividends on whole and on fractional shares may be reinvested in additional shares and such shares will be credited to Participants' accounts. See Question 7.

     - Participants will avoid the need for safekeeping of certificates for shares of Common Stock credited to their Plan accounts and may submit for safekeeping certificates held by them and registered in their name. See Questions 15 and 16.

     - Participants that are registered holders may direct the Administrator to sell or transfer all or a portion of their shares held in the Plan. See Question 17.

     - Periodic statements reflecting all current activity in Plan accounts, including purchases, sales and latest balances, will simplify record-keeping for registered holders. See Question 18.

Disadvantages

     - Participants may not be able to depend on the availability of a market discount regarding shares acquired under the Plan. Initially, no discount may be established for the purchase of shares directly from the Company, and the granting of a discount for one month will not insure the availability of a discount or the same discount in future months. Each month, the Company may lower or eliminate the discount without prior notice to Participants. The Company may also, without prior notice to Participants, change its determination as to whether Common Stock will be purchased by the Administrator directly from the Company or in the open market or in privately negotiated transactions from third parties (although the Company may not effect such a change more than once in any three-month period). See Question 13.

     - Participants that reinvest cash dividends will be treated for federal income tax purposes as having received a dividend on the dividend payment date; such dividend may give rise to a liability for the payment of income tax without providing Participants with immediate cash to pay such tax when it becomes due. See Question 20.

     - Participants will not know the actual number of shares purchased under the Plan until after the Investment Date. See Question 11 regarding the timing of the purchase of shares.

     - The purchase price per share will be an average price and, therefore, may exceed the price at which shares are trading on the Investment Date when the shares are issued. See Questions 11 and 12 regarding the purchase price of the shares.

     - Execution of sales of shares held in the Plan may be subject to delay. See Questions 12 and 17.

     - No interest will be paid on funds held by the Company pending reinvestment or investment. See Questions 12 and 14.

     - Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan. See Question 27.

ADMINISTRATION

     4. WHO WILL ADMINISTER THE PLAN? The Plan will be administered by Mellon Bank, N.A. or such successor administrator as the Company may designate (the "Administrator"). The Administrator acts as agent for Participants, keeps records of the accounts of Participants, sends regular account statements to Participants, and performs other duties relating to the Plan. Shares purchased for each Participant under the Plan will be held by the Administrator and will be registered in the name of the Administrator or its nominee on behalf of the Participants, unless and until a Participant requests that a stock certificate for all or part of such shares be issued, as more fully described in Question
15. The Administrator also serves as dividend disbursement agent, transfer agent, and registrar for the Common Stock. Correspondence with the Administrator should be sent to:

       ChaseMellon Shareholder Services
        P. O. Box 750
        Pittsburgh, Pennsylvania 15230

        or, if using overnight courier service:
        ChaseMellon Shareholder Services
        Commerce Court
        4 Station Square
        Third Floor
        Pittsburgh, Pennsylvania 15219

       or call: (800) 451-7392

PARTICIPATION

     5. WHO IS ELIGIBLE TO PARTICIPATE? A "registered holder" (which means a stockholder whose shares of Common Stock are registered in the stock transfer books of the Company in his or her name) or a "beneficial owner" (which means a stockholder whose shares of Common Stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee) may participate in the Plan. A registered holder may participate in the Plan directly; a beneficial owner must either become a registered holder by having such shares transferred into his or her name or by making arrangements with his or her broker, bank or other nominee to participate in the Plan on the Participant's behalf. In addition, an interested investor that is not a stockholder may participate in the Plan by making an initial optional cash investment in Common Stock of not less than $1,000 or more than $5,000 unless granted a Request for Waiver (in which case such initial investment may exceed $5,000). See Question 6 regarding enrollment and Question 13 regarding Request for Waiver.

     The right to participate in the Plan is not transferable to another person apart from a transfer of the underlying shares of Common Stock. The Company reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities that cause aberrations in the trading volume of the Common Stock.

     Participants residing in jurisdictions in which their participation in the Plan would be unlawful will not be eligible to participate in the Plan.

ENROLLMENT

     6. HOW DOES AN ELIGIBLE HOLDER OF COMMON STOCK OR ANY OTHER INTERESTED INVESTOR ENROLL IN THE PLAN AND BECOME A PARTICIPANT? All holders of shares of Common Stock that are currently enrolled in the Company's Automatic Dividend Reinvestment Plan will automatically become Participants in the new Plan, and their investment election will remain the same unless they submit a new Authorization Card to the Administrator.

     Each eligible registered holder may enroll in the Plan and become a Participant by completing and signing an Authorization Card (enclosed herein) and returning it to the Administrator at the address set forth in Question 4. An Authorization Card may also be obtained at any time upon request from the Administrator at the same address. If shares are registered in more than one name (e.g., joint tenants, trustees), all registered holders of such shares must sign the Authorization Card exactly as their names appear on the account registration.

     Eligible beneficial owners must instruct their brokers, banks or other nominees in whose name their shares are held to participate in the Plan on their behalf. If a broker, bank or other nominee holds shares of beneficial owners through a securities depository, such broker, bank or other nominee may also be required to provide a Broker and Nominee Form (a "B/N Form") to the Administrator in order to participate in the optional cash investment portion of the Plan. See Question 12.

     An interested investor that is not presently a stockholder of the Company, but desires to become a Participant by making an initial investment in Common Stock, may join the Plan by signing an Authorization Card and forwarding it, together with such initial investment, to the Administrator at the address set forth in Question 4. See Question 12 regarding initial optional cash investments.

     7. WHAT DOES THE AUTHORIZATION CARD PROVIDE? The Authorization Card appoints the Administrator as the Participant's agent for purposes of the Plan and directs the Administrator to apply to the purchase of additional shares of Common Stock all of the cash dividends on the specified number of shares of Common Stock owned by the Participant on the applicable Record Date and designated by the Participant to be included in the Plan; and to reinvest automatically cash dividends on whole and fractional shares of Common Stock that have been credited to the Participant's account pursuant to dividend reinvestments or optional cash investments that have been designated to be included in the Plan. The Authorization Card also directs the Administrator to purchase additional shares of Common Stock with any optional cash investments that the Participant may elect to make.

     The Authorization Card provides for the purchase of additional shares of Common Stock through the following investment options:

        (1) "FULL DIVIDEND REINVESTMENT" -- This option directs the Administrator to invest in accordance with the Plan all cash dividends on all whole or fractional shares of Common Stock then or subsequently registered in the Participant's name. This option also permits the Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of additional shares of Common Stock in accordance with the Plan.

        (2) "PARTIAL DIVIDEND REINVESTMENT" -- This option directs the Administrator to invest in accordance with the Plan all cash dividends on the specified number of whole or fractional shares of Common Stock then registered in the Participant's name and so designated in the appropriate space on the Authorization Card. If this option is selected, the Participant will continue to receive cash dividends in the usual manner on all shares of Common Stock that have not been designated for dividend reinvestment. This option also permits the Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of additional shares of Common Stock in accordance with the Plan.

        (3) "OPTIONAL CASH INVESTMENTS ONLY" -- This option permits a Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of additional shares of Common Stock in accordance with the Plan. If this option is selected, unless the Participant designates such additional shares for participation in the dividend reinvestment feature of the Plan, the Participant will continue to receive cash dividends on all shares of Common Stock registered in his or her name in the usual manner, and the Administrator will apply only optional cash investments received from the Participant towards the purchase of additional shares of Common Stock.

     Any one of the above three options may be selected. IN EACH CASE, CASH DIVIDENDS WILL BE REINVESTED ON ALL SHARES DESIGNATED FOR PARTICIPATION IN THE PLAN UNTIL THE PARTICIPANT SPECIFIES OTHERWISE OR WITHDRAWS FROM THE PLAN ALTOGETHER, OR UNTIL THE PLAN IS TERMINATED. SEE QUESTION 19 REGARDING WITHDRAWAL FROM THE PLAN AND QUESTION 29 REGARDING TERMINATION OF THE PLAN.

     ANY PARTICIPANT WHO RETURNS A PROPERLY EXECUTED AUTHORIZATION CARD TO THE ADMINISTRATOR WITHOUT ELECTING AN INVESTMENT OPTION WILL BE ENROLLED AS HAVING SELECTED FULL DIVIDEND REINVESTMENT.

     8. WHEN WILL PARTICIPATION IN THE PLAN BEGIN? Participation as to dividend reinvestment will commence with the next Investment Date after receipt of the Authorization Card, provided it is received by the Administrator on or before the Record Date for the payment of the dividend. Participation as to optional cash investments will commence with the next Investment Date, provided the Authorization Card and the funds to be invested are received by the close of business on the last business day immediately preceding the first day of the Pricing Period for the next succeeding Investment Date. See Question 9 below and Appendix I to determine the applicable Pricing Period and Investment Date. Should the funds to be invested arrive after the time indicated above and before the next succeeding Investment Date, such funds will be returned to the Participant without interest.

     Eligible stockholders and other interested investors may enroll in the Plan at any time. Once enrolled, a Participant will remain enrolled until the Participant discontinues participation or until the Company terminates the Plan. See Question 19 regarding withdrawal from the Plan and Question 29 regarding termination of the Plan.

PURCHASES

     9. WHEN WILL SHARES BE ACQUIRED UNDER THE PLAN? If shares are being acquired for the Plan directly from the Company, dividends and optional cash investments will be reinvested or invested, as the case may be, on the fifteenth calendar day of each month (in either case, the "Investment Date"). However, if such fifteenth calendar day falls on a date when the NYSE is closed, the Investment Date will be the first day following such date on which the NYSE is open.

     If shares are being acquired for the Plan through open market or privately negotiated transactions, all dividends and all optional cash investments will be applied to the purchase of Common Stock pursuant to the Plan as soon as practicable on or after the applicable Investment Date.

     In the past, record dates for dividends on the Common Stock have preceded the dividend payment dates by approximately two weeks. Dividend payment dates historically have occurred on or about the 15th day of each January, April, July, and October. This past pattern with respect to timing of dividend record dates and payment dates is expected to be followed generally in the future. Please see Appendix I for information with respect to Pricing Periods, Investment Dates, Record Dates, and other market data.

     Dividends are paid as and when authorized and declared by the Company's Board of Directors. There can be no assurance as to the authorization, declaration or payment of a dividend, and nothing contained in the Plan obligates the Board of Directors to authorize or declare or the Company to pay any such dividend on Common Stock. The Plan does not represent a guarantee of future dividends.

     10. WHAT IS THE SOURCE OF SHARES TO BE PURCHASED UNDER THE PLAN? All dividends reinvested through the Plan and all optional cash investments will be used to purchase either newly issued shares directly from the Company or shares on the open market or in privately negotiated transactions from third parties, or a combination of both. Shares purchased directly from the Company will consist of authorized but unissued shares of Common Stock. The Company may, without prior notice to Participants, change its determination as to whether Common Stock will be purchased by the Administrator directly from the Company or in the open market or in privately negotiated transactions from third parties (although the Company may not effect such a change more than once in any three-month period).

     11. AT WHAT PRICE WILL SHARES BE PURCHASED? All shares purchased directly from the Company with reinvested dividends or optional cash investments will be acquired at a price to the Participant of the average of the daily high and low sales prices computed up to seven decimal places, if necessary, of the Common Stock as reported on the NYSE for the ten Trading Days (as defined below) immediately preceding the applicable Investment Date. A "Trading Day" means a day on which trades in Common Stock are reported on the NYSE. The period encompassing the first ten Trading Days immediately preceding the next following Investment Date constitutes the relevant "Pricing Period."

     All shares purchased by the Administrator from third parties will be acquired as soon as practicable on or after the applicable Investment Date at a price to the Participant of the weighted average purchase price for such shares, including brokerage fees and commissions, computed up to seven decimal places, if necessary, paid by the Administrator for the Common Stock.

     Shares purchased pursuant to a Request for Waiver may be subject to a Threshold Price and a Waiver Discount as more fully described in Question 13 below.

     12. HOW ARE OPTIONAL CASH INVESTMENTS MADE? All registered holders, including brokers, banks and nominees with respect to shares registered in their name on behalf of beneficial owners that have submitted signed Authorization Cards, are eligible to make optional cash investments at any time.

     A broker, bank or nominee, as holder on behalf of a beneficial owner, may utilize an Authorization Card for optional cash investments unless it holds the shares in the name of a securities depository. In that event, the optional cash investment must be accompanied by a B/N Form.

     The B/N Form provides the sole means whereby a broker, bank or other nominee holding shares on behalf of beneficial owners in the name of a securities depository may make optional cash investments on behalf of such beneficial owners. In such case, the broker, bank or other nominee must use a B/N Form for transmitting optional cash investments on behalf of the beneficial owners. A B/N Form must be delivered to the Administrator at the address specified in Question 4 each time that such broker, bank or other nominee transmits optional cash investments on behalf of the beneficial owners. B/N Forms will be furnished by the Administrator upon request.

     Other interested investors that are not stockholders of the Company, but have submitted Authorization Cards, are also eligible to make an initial investment in Common Stock through an optional cash investment.

     The Administrator will apply all optional cash investments for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of Common Stock on the next following Investment Date, or if shares are acquired on the open market or in privately negotiated transactions, as soon as practicable on or after such Investment Date.

     NO INTEREST WILL BE EARNED ON OPTIONAL CASH INVESTMENTS HELD PENDING INVESTMENT. THE COMPANY SUGGESTS THEREFORE THAT ANY OPTIONAL CASH INVESTMENT A PARTICIPANT WISHES TO MAKE BE SENT SO AS TO REACH THE ADMINISTRATOR AS CLOSE AS POSSIBLE TO THE FIRST BUSINESS DAY PRECEDING THE PRICING PERIOD FOR THE NEXT FOLLOWING INVESTMENT DATE. ANY QUESTIONS REGARDING THESE DATES SHOULD BE DIRECTED TO THE ADMINISTRATOR AT THE ADDRESS OR TELEPHONE NUMBER SET FORTH IN QUESTION 4.

     All optional cash investments received by the Administrator after the close of business on the last business day immediately preceding the first day of the Pricing Period and before the next succeeding Investment Date will promptly be returned to the Participant without interest.

     Participants should be aware that since investments under the Plan are made as of specified dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. NEITHER THE COMPANY NOR THE ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN.

     ALL OPTIONAL CASH INVESTMENTS MADE BY CHECK SHOULD BE MADE PAYABLE TO MELLON BANK, N.A. AND MAILED TO MELLON AT THE ADDRESS LISTED IN QUESTION 4. OTHER FORMS OF PAYMENT, SUCH AS WIRE TRANSFERS, MAY BE MADE, BUT ONLY IF APPROVED IN ADVANCE BY THE ADMINISTRATOR. INQUIRIES REGARDING OTHER FORMS OF PAYMENTS AND ALL OTHER WRITTEN INQUIRIES SHOULD BE DIRECTED TO THE ADMINISTRATOR AT THE ADDRESS LISTED IN QUESTION 4.

     13.  WHAT LIMITATIONS APPLY TO OPTIONAL CASH INVESTMENTS?

     MINIMUM/MAXIMUM LIMITS. For any Investment Date, optional cash investments made by stockholders of the Company are subject to a minimum of $100 and a maximum of $5,000, and optional cash investments made by interested investors who are not then stockholders of the Company are subject to a minimum initial investment of $1,000 and a maximum of $5,000. See Question 9 regarding the determination of Investment Dates for optional cash investments. Optional cash investments of less than the allowable monthly minimum amount and that portion of any optional cash investment that exceeds the allowable monthly maximum amount will be returned promptly to Participants without interest, except as noted below.

     REQUEST FOR WAIVER. Optional cash investments in excess of $5,000 per month may be made only pursuant to a Request for Waiver accepted by the Company. Participants who wish to submit an optional cash investment in excess of $5,000 for any Investment Date must obtain the prior written approval of the Company and a copy of such written approval must accompany any such optional cash investment. A Request for Waiver should be directed to the Company via telephone at (510) 299-4251. THE COMPANY HAS SOLE DISCRETION TO GRANT ANY APPROVAL FOR OPTIONAL CASH INVESTMENTS IN EXCESS OF THE ALLOWABLE MAXIMUM AMOUNT. In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued shares directly from the Company or acquiring shares in the open market or in privately negotiated transactions from third parties, the Company's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Common Stock held of record by such Participant and the aggregate amount of optional cash investments in excess of $5,000 for which Requests for Waiver have been submitted by all Participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines to be appropriate. With regard to optional cash investments made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a participant may invest or on the number of shares that a participant may purchase.

     THE COMPANY RESERVES THE RIGHT TO MODIFY, SUSPEND OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE REGISTERED HOLDERS OR BENEFICIAL OWNERS OF COMMON STOCK FOR ANY REASON WHATSOEVER, INCLUDING ELIMINATION OF PRACTICES THAT ARE NOT CONSISTENT WITH THE PURPOSES OF THE PLAN.

     THRESHOLD PRICE. The Company may establish for any Pricing Period a minimum price (the "Threshold Price") applicable to optional cash investments made pursuant to Requests for Waiver. At least three business days prior to the first day of the applicable Pricing Period, the Company will determine whether to establish a Threshold Price, and if a Threshold Price is established, its amount, and will so notify the Administrator. This determination will be made by the Company in its discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

     If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sale prices of the Common Stock on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period and all trading prices for that day will be excluded from the determination of the Purchase Price. A day will also be excluded if no trades of Common Stock are made on the NYSE for that day. Thus, for example, if the Threshold Price is not satisfied for three of the ten Trading Days in a Pricing Period, then the purchase price will be based upon the remaining seven Trading Days in which the Threshold Price was satisfied.

     In addition, a portion of each optional cash investment will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of Common Stock are reported on the NYSE. The returned amount will equal one-tenth of the total amount of such optional cash investment (not just the amount exceeding $5,000) for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied or no such sales are reported for three of the ten Trading Days in a Pricing Period, 3/10 (i.e., 30%) of such optional cash investment will be returned to the Participant without interest.

     The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. For any particular month, the Company may waive its right to set a Threshold Price. Neither the Company nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Pricing Period. Participants may, however, ascertain whether a Threshold Price has been set or waived for any given Pricing Period by telephoning the Company at (510) 299-4251.

     WAIVER DISCOUNT. Each month, at least three business days prior to the first day of the applicable Pricing Period, the Company may establish a discount from the market price applicable to optional cash investments made pursuant to a Request for Waiver. Such discount (the "Waiver Discount") may be between 0% and

2 1/2% of the purchase price and may vary each month, but once established will apply uniformly to all optional cash investments made pursuant to a Request for Waiver for that month. The Waiver Discount will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may obtain the Waiver Discount applicable to the next Pricing Period by telephoning the Company at (510) 299-4251. Setting a Waiver Discount for a particular month shall not affect the setting of a Waiver Discount for any subsequent month. The Waiver Discount will apply to the entire optional cash investment and not just the portion of such investment that exceeds $5,000. The Waiver Discount will apply only to optional cash investments of $5,000 or more, but the Company reserves the right to establish, in the future, a discount from the market price for reinvestment of cash dividends and optional cash investments of $5,000 or less.

     14. WHAT IF A PARTICIPANT HAS MORE THAN ONE ACCOUNT? For the purpose of the limitations discussed in Question 13, the Company may aggregate all dividend reinvestments and optional cash investments for Participants with more than one account using the same social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, their participation may be limited by the Company to only one Plan account.

     Also for the purpose of such limitations, all Plan accounts that the Company believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless the Company has determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, the Company will have the right to aggregate all such accounts and to return, without interest, within thirty days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

CERTIFICATES

     15. WILL CERTIFICATES BE ISSUED FOR SHARE PURCHASES? All shares purchased pursuant to the Plan will be held together in the name of the Administrator or its nominee and credited to each individual account in "book entry" form. This service protects against the loss, theft, or destruction of certificates representing shares. Upon written request of a Participant or upon withdrawal of a Participant from the Plan or upon termination of the Plan, the Administrator will have certificates issued and delivered for all full shares credited to that Participant's account. Certificates will be issued only in the same names as those enrolled in the Plan. In no event will certificates for fractional shares be issued. See Questions 16 and 17.

     16. MAY A PARTICIPANT ADD SHARES OF COMMON STOCK TO HIS OR HER ACCOUNT BY TRANSFERRING STOCK CERTIFICATES THAT THE PARTICIPANT POSSESSES? Any Participant may send to the Plan for safekeeping all Common Stock certificates which such Participant holds. The safekeeping of shares offers the advantage of protection against loss, theft or destruction of certificates as well as convenience, if and when shares are sold through the Plan. All shares represented by such certificates will be kept for safekeeping in "book entry" form and combined with any full and fractional shares then held by the Plan for the Participant.

     To deposit certificates for safekeeping under the Plan, a Participant must submit a letter of transmittal, which will be provided by the Administrator upon request. Stock certificates and the letter of transmittal as well as all written inquiries about the safekeeping service should be directed to the Administrator at the address listed in Question 4.

     Shares deposited for safekeeping may be withdrawn by the Participant by submitting a written request to the Administrator.

     If a Participant's total holdings fall below one share, the Administrator will liquidate the fractional share, remit the proceeds to the participant, less any applicable fees, and close the Participant's Plan account.

SALE OF SHARES

     17. CAN PARTICIPANTS SELL SHARES HELD UNDER THE PLAN? Participants may request that all or a portion of the shares held in their accounts by the Plan (including shares held for safekeeping) be sold. Following receipt of written instructions from a Participant, the Administrator will sell, through an independent broker or institution, those shares and will remit a check for the proceeds of such sale, less applicable brokerage commissions, service charges and any taxes. Prior written instructions from the Participant must be received at least 48 hours preceding the sale. Shares will be sold at least once per week by the Plan at then current market prices in transactions carried out through one or more brokerage firms. This procedure for selling shares may be particularly attractive to holders of small amounts of Common Stock because the Plan can combine odd lots and small numbers of shares into larger blocks to be sold, and thereby take advantage of lower brokerage costs that otherwise might not be available to individual Participants in the sale of their shares.

REPORTS

     18. WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN? Unless a Participant participates in the Plan through a broker, bank or nominee, each Participant will receive from the Administrator a detailed statement of the Participant's account following each account transaction. These detailed statements will show total cash dividends received, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares held in the Plan. These statements should be retained by the Participant to determine the tax cost basis for shares purchased pursuant to the Plan. Any Participant that participates in the Plan through a broker, bank or nominee should contact such party for such a statement.

WITHDRAWAL

     19. HOW MAY PARTICIPANTS WITHDRAW FROM THE PLAN? A Participant may withdraw from enrollment in the Plan by giving written notice to the Administrator, and thereafter all cash dividends on shares owned by such Participant will be sent to the Participant. In order to withdraw from participation prior to the usual dividend payment dates in January, April, July or October, written notice must be received by the Record Date for the payment of such dividend. Upon withdrawal, stock certificates for any full shares can be requested in the Participant's name or, upon receipt of written instructions, shares will be sold for the Participant. See Question 17. Any fractional shares held in the Plan at the time of withdrawal will be converted to cash on the basis of the then current market price of the Common Stock.

TAXES

     20. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN? A Participant will be treated for federal income tax purposes as having received a distribution in an amount equal to the fair market value of the shares acquired with reinvested dividends pursuant to the Plan. For federal income tax purposes, the fair market value of shares acquired with reinvested dividends under the Plan will be equal to 100% of the average of the high and low sale prices of Common Stock as reported on the NYSE on the Investment Date. The fair market value on the Investment Date is likely to differ from the purchase price. A Participant's tax basis in the dividend shares will equal the fair market value on the Investment Date. Such distributions will be taxable as a dividend to the extent of the Company's current or accumulated earnings and profits. To the extent the distribution is in excess of the Company's current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participant's shares, and the distribution in excess of a Participant's tax basis will be taxable as gain realized from the sale of its shares.

     The taxation of deemed distributions associated with optional cash purchases is not entirely clear. The Internal Revenue Service has issued rulings that participants will be treated as having received a distribution, upon the purchase of shares with an optional cash investment, in an amount equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the optional cash investment. Such shares will have a tax basis equal to the amount of the payment plus the excess, if any, of the fair market value of the shares purchased over the amount of the payment. The fair market value on an Investment Date is likely to differ from the purchase price for the Pricing Period immediately preceding the related Investment Date (which is used to determine the number of shares acquired). Such distributions deemed to be made will be taxable as a dividend to the extent of the Company's current or accumulated earnings and profits. To the extent the distribution is in excess of the Company's current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participant's shares, and the distribution in excess of a Participant's tax basis will be taxable as gain realized from the sale of its shares.

     When a Participant receives certificates for whole shares credited to the Participant's account under the Plan, the Participant will not realize any taxable income. However, a Participant that receives a cash adjustment for a fraction of a share may realize a gain or loss with respect to such fraction. A gain or loss may also be realized by the Participant whenever whole shares are sold, either pursuant to the Participant's request, upon withdrawal from the Plan or after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount that the Participant realizes for the shares or fraction of a share and the tax basis of the Participant in the shares.

     A Participant's holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date.

     The foregoing is only a summary of the federal income tax consequences of participation in the Plan and does not constitute tax advice. This summary does not reflect every possible outcome that could result from participation in the Plan and, therefore, Participants are advised to consult their own tax advisors with respect to the tax consequences applicable to their particular situation.

OTHER PROVISIONS


     21. WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS SHARES OF STOCK OR ACQUIRES ADDITIONAL SHARES OF STOCK? If a Participant has elected to have dividends automatically reinvested in the Plan and subsequently sells or transfers all or any part of the shares registered in the Participant's name, automatic reinvestment will continue as long as shares are registered in the name of the Participant or held for the Participant by the Administrator or until termination of enrollment. Similarly, if a Participant has elected the "Full Dividend Reinvestment" option under the Plan and subsequently acquires additional shares registered in the Participant's name, dividends paid on such shares will automatically be reinvested until termination of enrollment. If, however, a Participant has elected the "Partial Dividend Reinvestment" option and subsequently acquires additional shares that are registered in the Participant's name, dividends paid on such shares will not be automatically reinvested under the Plan. See Question 7. Participants may, however, change their dividend reinvestment elections by submitting new Authorization Cards.



     22. HOW WILL A PARTICIPANT'S SHARES BE VOTED? For any meeting of stockholders, each Participant will receive proxy materials in order to vote all shares held by the Plan for the Participant's account. All shares will be voted as designated by the Participant or may be voted in person at the meeting of stockholders.



     23. WHO PAYS THE EXPENSES OF THE PLAN? Participants will incur no brokerage commissions or service charges in connection with the reinvestment of dividends and in connection with all purchases made pursuant to optional cash payments under the Plan. The Company will pay all other costs of administration of the Plan. Additionally, Participants may elect to send the certificates for their other shares of the Company's Stock to the Plan Administrator for safekeeping, and there is no fee for this service. However, Participants who request that the Plan Administrator sell all or any portion of their shares must pay a transaction fee of $15.00 per transaction and a trading fee of $.12 per share to the Plan Administrator.



     24. WHAT ARE THE RESPONSIBILITIES OF THE COMPANY OR THE ADMINISTRATOR UNDER THE PLAN? Neither the Company nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate a Participant's account upon such Participant's death or adjudication of incompetence prior to the receipt of notice in writing of such death or adjudication of incompetence, the prices at which shares are purchased for the Participant's account, the times when purchases are made or fluctuations in the market value of the Common Stock. Neither the Company nor the Administrator has any duties, responsibilities or liabilities except as expressly set forth in the Plan or as imposed by applicable laws, including, without limitation, federal securities laws.


     The Participant should recognize that the Company cannot assure a profit or protect against a loss on the shares purchased by a Participant under the Plan.


     25. WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT? Any Common Stock distributed by the Company as a result of a stock dividend or a stock split on shares held under the Plan for a Participant will be credited to the Participant's account, but the Administrator may curtail or suspend any other transaction processing for a short period of time following the record date for such action to permit the Administrator to calculate the number of shares to be added to each account.

     26. IF THE COMPANY HAS A RIGHTS OFFERING RELATED TO THE COMMON STOCK, HOW WILL A PARTICIPANT'S ENTITLEMENT BE COMPUTED? A Participant's entitlement in a rights offering related to the Common Stock will be based upon the number of whole shares credited to the Participant's account. Rights based on a fraction of a share credited to a Participant's Plan account will be sold for that account and the net proceeds will be invested as an optional cash payment on the next Investment Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

     27. MAY SHARES IN A PARTICIPANT'S ACCOUNT BE PLEDGED? No shares credited to a Participant's account may be pledged and any such purported pledge will be void. If a Participant wishes to pledge shares, those shares must be withdrawn from the Plan.

     28. MAY A PARTICIPANT TRANSFER ALL OR A PART OF THE PARTICIPANT'S SHARES HELD IN THE PLAN TO ANOTHER PERSON? A Participant may transfer ownership of all or part of his or her shares held in the Plan through gift, private sale or otherwise, by mailing to the Administrator at the address in Question 4 a properly executed stock assignment, along with a letter with specific instructions regarding the transfer and both an Authorization Card and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of shares held in the Plan are subject to the same requirements as the transfer of Common Stock certificates, including the requirement of a medallion signature guarantee on the stock assignment. The Administrator will provide Participants with the appropriate forms upon request. If any stock certificates bearing a restrictive legend are contained in the Participant's Plan account, the Administrator will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.

     A Participant may also transfer all or a portion of his or her shares into an account established for another person within the Plan. In order to effect such a "book-to-book" transfer, the transferee must complete an Authorization Card to open a new account within the Plan (See Question 7). The Authorization Card should be sent to the Administrator along with a written request to effect the "book-to-book" transfer indicating the number of shares to be transferred to the new account.

     29. MAY THE PLAN BE CHANGED OR TERMINATED? While the Plan is intended to continue indefinitely, the Company reserves the right to amend, modify, suspend or terminate the Plan at any time. Participants will be notified in writing of any modifications made to the Plan.

                                  THE COMPANY


     The Company is a self-administered and self-managed equity real estate investment trust ("REIT") engaged in the business of owning, managing, acquiring and developing industrial and suburban office properties proximate to selected metropolitan areas primarily in the Western United States. As of December 31, 1996, the Company owned and operated, either directly or through one of its wholly-owned subsidiaries, 45 properties aggregating approximately 3.9 million rentable square feet and comprised of 36 industrial properties (the "Industrial Properties"), eight suburban office properties (the "Suburban Office Properties") and one retail property (the "Retail Property"). The Industrial Properties, the Suburban Office Properties and the Retail Property are hereinafter referred to individually as a "Property" and collectively as the "Properties." As of December 31, 1996, the Properties were approximately 94% occupied by over 400 tenants. The Company's Properties are located in Northern and Southern California, Oregon, Washington, Arizona, Utah, Colorado and Kansas.


     The Company seeks to grow its asset base through the acquisition of industrial and suburban office properties and portfolios of such properties, as well as through the development of new industrial and suburban office properties. The Company's strategy is to operate in suburban markets that are experiencing, or are expected by the Company to experience, superior economic growth. The Company also seeks markets that are subject to limitations on the development of similar properties. The Company believes that employment growth is a reliable indicator of future demand for both industrial and suburban office space. In addition, the Company believes that certain supply-side constraints, such as limited availability of undeveloped land in a market and limited financing for speculative real estate construction, increase a market's potential for higher average rents over time. The Company is currently targeting selected markets proximate to metropolitan areas in which the Company's Properties are located. The Company believes that due to recent economic improvements in these markets, and related improvements in the commercial property markets, an investment in industrial or suburban office properties in these markets, and in particular in California, provides the potential for attractive returns through increased occupancy levels, rents and real estate values.

     The Company is led by a professional management team who have on average over 17 years of experience in the ownership, management, acquisition and development of industrial and suburban office properties in the Western United States. Peter B. Bedford, the Company's Chairman and Chief Executive Officer, has been engaged in the commercial real estate business, primarily in the Western United States, for over 30 years and during his career has been responsible for the ownership, management, acquisition and development of an aggregate of approximately 18 million square feet of industrial, office and retail properties, as well as land, in 14 states.

     As of March 15, 1997, Bed Preferred No. 1 Limited Partnership ("BPLP"), a Delaware limited partnership, beneficially owned by an investment fund managed by AEW Capital Management, a national real estate investment adviser whose clients primarily include institutional investors, was the holder of all of the outstanding shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"). Each of the 8,333,334 outstanding shares of Convertible Preferred Stock is convertible at the option of the holders, after September 18, 1997, into one half of one share of the Company's Common Stock, subject to adjustment upon the occurrence of certain events. Based upon the current conversion ratio and following conversion, the outstanding shares of Convertible Preferred Stock would represent approximately 26% of the shares of Common Stock outstanding, excluding the shares being issued under the Plan.

                                  RISK FACTORS


     When used in this Prospectus, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially, including, but not limited to, those set forth below. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should carefully consider the following factors before purchasing the Common Stock offered pursuant to the Plan.

GEOGRAPHIC CONCENTRATION; DEPENDENCE ON CALIFORNIA ECONOMY

     As of December 31, 1996, approximately 70% of the Company's total annualized base rent was generated by its Properties located in the State of California. As a result of this geographic concentration, the performance of the commercial real estate markets and the local economies in various areas within California could affect the value of such Properties and the rental income from such Properties and, in turn, the Company's results of operations. In addition, the geographic concentration of the Company's Properties in California in close proximity to regions known for their seismic activity exposes the Company to the risk that operating results could be materially affected by a significant earthquake. See "-- Risks Inherent in Real Estate Investments -- Effect of Uninsured Loss."

HISTORICAL LOSSES; POSSIBILITY OF FUTURE LOSSES

     The Company had losses of $12.3 million, $5.5 million, $21.9 million and $286,000 for fiscal years 1990 through 1993, respectively, before taking into account the gain on the extinguishment of debt in 1992 and gains on sales of investments and joint venture partnerships in 1993. Although such losses were due in large part to investments which the Company subsequently divested, there can be no assurance that the Company will not incur significant losses in the future. As of December 31, 1996, the Company's consolidated balance sheet reflected accumulated losses and distributions in excess of net income aggregating approximately $74 million, resulting from the losses referred to above and the fact that aggregate dividends to stockholders have exceeded net income.

RISKS INHERENT IN REAL ESTATE INVESTMENTS

  GENERAL

     Real property investments are subject to numerous risks. The yields available from an equity investment in real estate depend on the amount of income generated and costs incurred by the related properties. If properties in which the Company invests do not generate sufficient income to meet costs, including debt service, tenant improvements, third-party leasing commissions and capital expenditures, the Company's results of operations and ability to make distributions to its stockholders will be adversely affected. Revenues and values of the Company's properties may be adversely affected by a number of factors, including the national economic climate, the local economic climate, local real estate conditions (such as an oversupply of space or a reduction in demand for real estate in an area), the attractiveness of the properties to tenants, competition from other available space, the ability of the Company to provide adequate maintenance and insurance and to cover other operating costs, government regulations and changes in real estate, zoning or tax laws, interest rate levels, the availability of financing and potential liabilities under environmental and other laws. Historically, the Company has had tenants leasing space in the Properties who occasionally have been delinquent in their payments. Further, because the Company generally does not have extensive historical or financial information on the tenants in its recently acquired Properties, there may be tenants in the Company's recently acquired Properties who, unknown to the Company, were delinquent in the payment of their rent in the past. As substantially all of the Company's income is derived from rental income from real property, the

Company's results of operations and ability to make distributions to stockholders would be adversely affected if a number of the Company's tenants or one or more of the Company's significant tenants were unable to meet their obligations to the Company or failed to renew their leases with the Company, or if the rental rates upon reletting or renewal of leases were significantly lower than current or expected rates or if the Company were unable to lease a significant amount of space on economically favorable terms or at all. In addition, certain significant expenditures associated with each equity investment (such as debt service, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in rental income from the investment. Should such events occur, the Company's results of operations and ability to make distributions to stockholders could be adversely affected.

  LEASE EXPIRATIONS; RENEWAL OF LEASES AND RELETTING OF UNLEASED SPACE

     As of December 31, 1996, leases representing 19.6%, 21.2%, 15.3% and 14.0% of the Company's total annualized base rent were scheduled to expire during 1997, 1998, 1999 and 2000, respectively. The Company will be subject to the risk that, upon expiration, certain of these or other leases will not be renewed, the space may not be relet, or the terms of renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. In addition, the Company expects to incur costs in making improvements or repairs to its Properties required by new or renewing tenants and expenses associated with brokerage commissions payable in connection with the reletting of space. Similarly, rental income may be reduced due to vacancies resulting from lease expirations or by construction of tenant improvements required by renewing or new tenants. If the Company is unable to promptly renew leases or relet space or to fund expenses relating to tenant turnover, if the terms of any such renewal or reletting are less favorable than current lease terms, or if the expenses relating to tenant turnover are greater than expected, the foregoing could have a material adverse effect on the Company and its ability to make distributions to stockholders.

  DEPENDENCE ON CERTAIN TENANTS

     As of December 31, 1996, ten of the Company's tenants accounted for approximately 28% of its total annualized base rent. If the Company were to lose any one or more of such tenants, or if any one or more of such tenants were to declare bankruptcy or to fail to make rental payments when due, there could be a material adverse effect on the Company and its ability to make distributions to stockholders. See "-- Bankruptcy of Tenants."

  BANKRUPTCY OF TENANTS

     At any time, a tenant could seek the protection of the bankruptcy laws, which might result in the modification or termination of such tenant's lease and cause a reduction in the cash flow of the Company. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in its failure to make rental payments when due. In the event of default by or bankruptcy of a tenant, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The default, bankruptcy or insolvency of a major tenant may have an adverse effect on the Company and its ability to make distributions to stockholders. Moreover, a substantial number of the Company's tenants are professionals or small- or medium-sized businesses, which are generally more susceptible to the foregoing risks than are large, well-capitalized enterprises.

  RISKS ASSOCIATED WITH REAL ESTATE ACQUISITION AND DEVELOPMENT

     The Company intends to actively seek to acquire industrial and suburban office properties and portfolios of such properties, which may include the acquisition of other companies and business entities owning such properties. Although the Company will engage in due diligence with respect to each new acquisition, there can be no assurance that the Company will be aware of all potential liabilities and problems associated with such properties, and the Company may have limited contractual recourse, or no contractual recourse, against the sellers of such properties. In that regard, the Company only recently acquired a number of its Properties, and there can be no assurance that the Company is aware of all potential liabilities and problems associated with these recently acquired Properties. Moreover, it is likely that in the future, the majority of the Company's properties and portfolios of properties will be acquired on an "as is" basis, with limited recourse against the sellers. In addition, acquisitions of new properties entail risks that the investments will fail to perform in accordance with expectations, and estimates of the costs of improvements to bring an acquired property up to the Company's standards, and standards established for the market position intended for that property, may prove inaccurate. To the extent that the Company acquires properties with substantial vacancies (as it has in the past), there is a risk that the Company will be unable to lease vacant space in a timely manner or at all, and that the costs of obtaining tenants (such as tenant improvements, lease concessions and brokerage commissions) could prove more costly than anticipated.

     The Company will be subject to a number of risks relating to the development of any industrial and suburban office property projects it decides to develop, including the risks that financing for such development may not be available on favorable terms, that a project may not be completed or may not be completed on schedule or for the amount planned (resulting in increased debt service expense and construction costs) and that newly constructed properties may not be leased on profitable terms or at all. Timely construction may be adversely affected by the failure to obtain governmental permits, by environmental matters, by local or national strikes and by local or national shortages in building materials or supplies or fuel for equipment. Any of the foregoing could adversely affect the Company and its ability to make distributions to stockholders.

  EFFECT OF UNINSURED LOSS

     The Company currently carries general liability coverage with primary limits of $1 million per occurrence and $2 million in the aggregate, as well as a $10 million umbrella liability policy. The Company carries property insurance on a replacement value basis covering both the cost of direct physical damage and the loss of rental income. Separate flood and earthquake insurance is provided with an annual aggregate limit of $10 million, subject to varying deductibles of 7.5% to 25% of total insurable value per building with respect to earthquake coverage. Certain types of losses, however (such as losses due to acts of war, nuclear accidents or pollution), may be either uninsurable or not economically insurable. Likewise, certain losses could exceed the limits of the Company's insurance policies or could cause the Company to bear a substantial portion of those losses due to deductibles under those policies. Should an uninsured loss occur, the Company could lose both its invested capital in and anticipated cash flow from the property and would continue to be obligated to repay any outstanding indebtedness incurred to acquire such property. In addition, a majority of the Properties are located in areas that are subject to earthquake activity. Although the Company has obtained earthquake insurance policies for all of its Properties, should one or more Properties sustain damage as a result of an earthquake, the Company may incur substantial losses up to the amount of the deductible under its earthquake policy and, additionally, to the extent that the damage exceeds the policy's maximum coverage. Although the Company has obtained owner's title insurance policies for each of the Properties, the title insurance may be in an amount less than the current market value of certain of the Properties. If a title defect results in a loss that exceeds insured limits, the Company could lose all or part of its investment in, and anticipated gains (if any) from, such Property.

SUBSTANTIAL INCREASE IN DIVIDEND REQUIREMENTS; POSSIBLE INABILITY TO SUSTAIN DIVIDENDS

     The terms and conditions of the Convertible Preferred Stock provide that dividends may be paid on shares of Common Stock in any fiscal quarter only if full cumulative cash dividends have been paid on all shares of Convertible Preferred Stock in the amount equal to the greater of (i) an amount per share of $.135 or (ii) the dividends payable with respect to such quarter on the Common Stock into which the Convertible Preferred Stock is convertible plus, in both cases, any accumulated but unpaid dividends on the Convertible Preferred Stock. Accordingly, the cash dividends payable on the Convertible Preferred Stock, which was issued in September 1995, has substantially increased the total amount of cash that must be generated to continue to pay cash dividends on the Common Stock at current levels. Furthermore, if the holders of the Convertible Preferred Stock exercise their redemption rights and such redemption is not made, the dividend payable on the Convertible Preferred Stock will increase.

     The Convertible Preferred Stock may be redeemed, under certain circumstances, at the option of the Company or upon demand of the holders of the Convertible Preferred Stock. Such a redemption would decrease the amount of cash available to pay cash dividends on the Common Stock. At any time after September 18, 1997, the Company may redeem the Convertible Preferred Stock in whole (but not in part) at its option at a price calculated by determining an internal rate of return on the Convertible Preferred Stock of 25% per annum for the period from September 18, 1995 until September 18, 1997 and an internal rate of return on the Convertible Preferred Stock of 20% per annum from and after September 18, 1997 until the date of redemption, but not beyond September 18, 2000. At any time after September 18, 2000, or at any time prior thereto if there are less than 400,000 shares of Convertible Preferred Stock outstanding, the Convertible Preferred Stock may be redeemed in whole or in part at the option of the Company at a redemption price equal to $6.30 per share (declining $.06 in each of the first five full years commencing on September 18, 2000) plus all accrued and unpaid dividends. In addition, the Company is required, at the option of the holders of the Convertible Preferred Stock, to redeem the Convertible Preferred Stock on demand of the holders thereof, at a redemption price of $6.00 per share plus all accrued and unpaid dividends, on the occurrence of any one or more of the following: (i) the failure to pay dividends on the Convertible Preferred Stock for two consecutive quarters, (ii) a default in the payment on certain institutional debt, (iii) the failure of the Company to obtain any required consent of the holders of the Convertible Preferred Stock or (iv) the failure to reach certain financial performance levels.

     In addition, any new shares of Common Stock issued pursuant to the Plan will further substantially increase the cash required to continue to pay cash dividends at current levels. Any Common Stock or preferred stock that may in the future be issued to finance acquisitions, upon exercise of stock options or otherwise, would have a similar effect. See "-- Shares Available for Future Sale." The Company's ability to pay dividends will depend in large part on the performance of its properties and other properties that it may acquire in the future. In addition, the Company's existing credit facility (the "Credit Facility") places certain limitations on the Company's ability to pay quarterly dividends to stockholders.

     In addition, the Company's ability to pay dividends is based upon a number of uncertainties. In particular, the Company only recently acquired a number of its Properties and, therefore, has a limited operating history with respect to those Properties. The Company's ability to pay dividends depends in large part upon whether these recently acquired Properties, as well as the Company's other Properties and future acquisitions, perform in accordance with expectations. Likewise, the Company's ability to pay dividends will depend upon, among other things, occupancy levels at its Properties, its ability to enter into new leases upon expiration of current leases and costs associated with the renewal or reletting of space, expenditures with respect to existing and newly acquired Properties, the amount of its debt and the interest rate thereon, default or bankruptcy by tenants, and other costs relating to its Properties, as well as the continued absence of significant expenditures relating to environmental or other regulatory matters. Most of these matters are beyond the control of the Company and it is unlikely that the Company's expectations with respect to these matters will prove accurate in all respects. A significant difference between such expectations and actual results could have a material adverse effect on the Company and its ability to pay dividends.

     The Company's ability to pay dividends on the Common Stock is further limited by the laws of Maryland, its state of incorporation. Under the Maryland General Corporate Law, as amended (the "MGCL"), a Maryland corporation may not make a distribution if, after giving effect to such distribution, either (i) the corporation would not be able to pay indebtedness of the corporation as such indebtedness becomes due in the usual course of business or (ii) the corporation's total assets would be less than the sum of the corporation's total liabilities plus (unless the corporation's charter provides otherwise, which the Company's charter (the "Charter") does with respect to dividends but does not with respect to distributions by redemption or other acquisition of shares or otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Thus, the Company cannot make a distribution, except by dividend, on the Common Stock if, after giving effect to the distribution, the Company's total assets would be less than the sum of the Company's liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of the Convertible Preferred Stock if the Company were to be dissolved at the time of the distribution.

TAX RISKS; RISKS ASSOCIATED WITH REIT STATUS

  ADVERSE CONSEQUENCES OF THE FAILURE TO MAINTAIN QUALIFICATION AS A REIT

     The Company believes that it has operated so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with the taxable year 1985. However, no assurance can be given that the Company will be able to continue to operate in a manner enabling it to remain so qualified or that it will not be found to have failed to qualify as a REIT for a prior tax year. In that regard (as discussed below), it is uncertain whether the Company properly requested written statements from certain stockholders for tax year 1993 as required by the regulations issued by the United States Treasury Department (the "Treasury Regulations") under the Code. Qualification as a REIT involves the application of highly technical and complex Code provisions which have only a limited number of judicial and administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Company's control may have an impact on its ability to maintain its qualification as a REIT. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must make distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to its qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any proposal to amend the tax laws that would significantly and adversely affect the Company's ability to continue to operate as a REIT.

     As a condition to maintaining its status as a REIT, the Code, and the Treasury Regulations promulgated thereunder, contain a requirement (the "Five or Fewer Requirement") that, during the last half of each taxable year, not more than 50% in value of the REIT's outstanding stock be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities). In order to determine if a REIT satisfies the Five or Fewer Requirement, the Treasury Regulations require a REIT to request written statements concerning the ownership of its capital stock from certain stockholders of record (the "Stockholder Polling Requirements"). For tax year 1993 (and possibly for certain prior years which tax counsel referred to below believes are outside the normal period for federal tax audit), it is uncertain whether the Company properly requested the written statements required by the Stockholder Polling Requirements from certain clearing organizations holding Common Stock as nominees for the beneficial owners of such shares. However, the Company did employ stockholder polling procedures for tax year 1993 which it believes went beyond what is required by the Treasury Regulations under the Code in providing stockholder ownership information for purposes of determining whether the Company had satisfied the Five or Fewer Requirement. In that regard, the Company has received an opinion of Shearman & Sterling, counsel to the Company, to the effect that, based on various assumptions and factual representations made by the Company, the Company has not, by virtue of the Stockholder Polling Requirements, failed to qualify as a REIT with respect to tax year 1993. However, such opinion is not binding on the Internal Revenue Service (the "IRS"). If the IRS were to successfully challenge such compliance, the Company would lose its status as a REIT as of the first taxable year in which it was considered not to have complied with such requirements.

     The Series A Convertible Preferred stock purchase agreement, dated May 18, 1995, pursuant to which BPLP acquired the Convertible Preferred Stock (the "Stock Purchase Agreement"), in effect permits a partner in BPLP to own up to 8.2% of the outstanding shares of Common Stock of the Company on a fully diluted basis (that is, treating the Convertible Preferred Stock as if all of such stock were converted to Common Stock). This is the equivalent of owning approximately 30.7% of the Convertible Preferred Stock, based on the number of shares of Common Stock outstanding before the completion of the sale of the Shares or approximately 30.9% based on the number of shares of Common Stock outstanding after the sale of all the Shares hereunder. If each share of the Convertible Preferred Stock and each share of the Common Stock were relatively equal in value, the ownership of the Convertible Preferred Stock or the Common Stock upon conversion by BPLP would not cause the Company to violate the Five or Fewer Requirement since, when the maximum ownership of each of the partners of BPLP is combined with the ownership of Peter Bedford, five or fewer individuals would not own more than 50% in value of the outstanding shares of the Company. Notwithstanding the foregoing, if (i) there were a substantial decline in the value of a share of the Common

Stock relative to a share of the Convertible Preferred Stock, (ii) five or fewer individuals owned more than 50% of the Convertible Preferred Stock, and (iii) such Convertible Preferred Stock constituted more than 50% of the aggregate value of both the Common Stock and the Convertible Preferred Stock, the Company could cease to be eligible to be treated as a REIT. The Company believes that the likelihood of all three circumstances occurring is remote. For example, as noted, five or fewer "individuals" would need to own more than a 50% interest in BPLP. The Company believes that most of the partners in BPLP are entities which are widely held and not individuals. Therefore, based upon the "look through" requirement described above, the Company believes that it is unlikely that five or fewer "individuals" would own more than 50% of the outstanding shares. Nonetheless, if there were both such a substantial decline in value of the shares of Common Stock and five or fewer individuals were treated as owning more than 50% of BPLP, the Company could fail to qualify as a REIT.

     If the Company fails to maintain its qualification as a REIT, or is found not to have qualified as a REIT for any prior year, the Company would not be entitled to deduct dividends paid to its stockholders and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would reduce amounts available for investment or distribution to stockholders because of the additional tax liability to the Company for the year or years involved. In addition, the Company would no longer be required by the Code to make any distributions. As a result, disqualification of the Company as a REIT could have a material adverse effect on the Company and its ability to make distributions to stockholders. To the extent that distributions to stockholders have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

  EFFECT OF DISTRIBUTION REQUIREMENTS

     To maintain its status as a REIT, the Company is required each year to distribute to its stockholders at least 95% of its taxable income (excluding net capital gains). In addition, the Company is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income and 95% of its capital gain net income for the calendar year plus any amount of such income not distributed in prior years. Although the Company anticipates that cash flow from operations will be sufficient to enable it to pay its operating expenses and meet the distribution requirements discussed above, there can be no assurance that this will be the case and it may be necessary for the Company to incur borrowings or otherwise obtain funds to satisfy the distribution requirements associated with maintaining its qualification as a REIT. In addition, differences in timing between the receipt of income and the payment of expenses in arriving at taxable income of the Company could require the Company to incur borrowings or otherwise obtain funds to meet the distribution requirements that are necessary to maintain its qualification as a REIT. There can be no assurance that the Company will be able to borrow funds or otherwise obtain funds if and when necessary to satisfy such requirements.

TRANSFER AND OWNERSHIP LIMITATIONS

     For the purpose of preserving the Company's REIT qualification, the Company's Charter provides that no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, more than 5% (in value) of the aggregate outstanding shares of all classes of stock of the Company or more than 5% (in number or value, whichever is more restrictive) of the outstanding shares of Common Stock, with certain exceptions. In addition, no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's stock if such ownership would cause more than 50% in value of the Company's outstanding stock to be owned by five or fewer individuals or would result in the Company's stock being beneficially owned by less than 100 persons (determined without reference to any rule of attribution). Acquisition or ownership (actual or constructive) of the Company's stock in violation of these restrictions results in automatic transfer of such stock to a trust for the benefit of a charitable beneficiary or, under certain specified circumstances, the violative transfer may be deemed void ab initio or the Company may choose to redeem the violative shares. Mr. Bedford and BPLP are subject to higher ownership limitations than the other stockholders. Specifically, Mr. Bedford is not permitted to own more than 15% of the lesser of the number or value of the outstanding shares of Common Stock, as adjusted to take into account the conversion of the 8,333,334 shares of Convertible Preferred Stock. BPLP is permitted to own 100% of the outstanding shares of Convertible Preferred Stock, but not more than 58% of the lesser of the number or value of the outstanding shares of Common Stock, as adjusted to take into account the conversion of the 8,333,334 shares of Convertible Preferred Stock.

     The constructive ownership rules are complex and may cause Common Stock or Convertible Preferred Stock owned beneficially or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 5% of the number or value of outstanding Common Stock or of less than 5% of the value of outstanding Convertible Preferred Stock (or the acquisition of an interest in an entity which owns Common Stock or Convertible Preferred Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own Common Stock or Convertible Preferred Stock in excess of the limits described above, and thus subject such stock to the ownership restrictions in the Charter.

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on the efforts of its senior officers, and in particular Peter B. Bedford, its Chairman and Chief Executive Officer. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a material adverse effect on the Company. In addition, the Credit Facility provides that it is an event of default thereunder if Mr. Bedford ceases for any reason to be the Chairman or Chief Executive Officer of the Company and a replacement reasonably satisfactory to the lenders thereunder has not been appointed by the Board of Directors within six months thereafter. Additionally, if Mr. Bedford were to cease serving substantially full-time as Chief Executive Officer of the Company, the holders of the Convertible Preferred Stock would be entitled to elect the smallest number of directors constituting a majority of the Board of Directors of the Company, which could result in significant changes in the business objectives, strategies and other policies of the Company. In addition, the Convertible Preferred Stock must be redeemed 180 days after such election. However, a majority of directors who are not elected by the holders of the Convertible Preferred Stock may rescind such automatic redemption prior to the end of the 180-day period at their discretion. Mr. Bedford and the Company have entered into an amended employment agreement pursuant to which Mr. Bedford has agreed to serve as Chairman of the Board and Chief Executive Officer on a substantially full-time basis until the agreement's expiration on September 18, 2000. This agreement will be automatically renewed for additional consecutive one-year terms unless either party gives the other notice of non-renewal.

COMPETITION

     Numerous industrial and suburban office properties compete with the Company's Properties in attracting tenants. Some of these competing properties are newer, better located or better capitalized than the Company's Properties. Many of the Company's investments, particularly the Suburban Office Properties, are located in markets which have a significant supply of available space, resulting in intense competition for tenants and lower rents. The number of competitive properties in a particular area could have a material adverse effect on the Company's ability to lease space in the Properties or at newly acquired or developed properties. In addition, numerous real estate companies (including other REITs) compete with the Company in making bids to acquire new properties. Many of these companies are larger and have substantially greater financial resources than the Company. The activities of these competitors could cause the Company to pay a higher purchase price for a new property than it otherwise would have paid, or may prevent the Company from purchasing a desired property at all.

REGULATORY COMPLIANCE

  ENVIRONMENTAL MATTERS

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances released on, above, under or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of such removal or remediation could be substantial. Additionally, the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to borrow using such real estate as collateral. All of the Properties have had Phase I environmental site assessments (which involve inspection without soil sampling or groundwater analysis) by independent environmental consultants and have been inspected for hazardous materials as part of the Company's acquisition inspections. None of the Phase I assessments has revealed any environmental conditions requiring material expenditures for remediation. The Phase I assessment for Milpitas Town Center indicates that the groundwater under that Property either has been, or may in the future be, impacted by the migration of contaminants originating off-site. According to information available to the Company, the responsible party for this off-site source has been identified and has begun remediation pursuant to a cleanup program mandated by a California environmental authority and the cleanup program is backed by an insurance policy from CIGNA up to $10 million. The Company does not believe that this environmental matter will impair the future value of Milpitas Town Center in any significant respect, or that the Company will be required to fund any portion of the cost of remediation, although there can be no assurance in this regard. No assurance can be given that these Phase I assessments or the Company's inspections have revealed all environmental liabilities and problems relating to its Properties.

     Certain environmental laws impose liability on a previous owner of property to the extent that hazardous or toxic substances were present during the prior ownership period. A transfer of the property does not relieve an owner of such liability. Thus, the Company may be liable in respect of properties and joint venture interests previously sold or otherwise divested.

     The Company believes that it is in compliance in all material respects with all federal, state and local laws regarding hazardous or toxic substances. To date, compliance with federal, state and local environmental protection regulations has not had a material effect upon the Company. However, there can be no assurance that costs of investigating and remediating environmental matters with respect to properties currently or previously owned by the Company or properties which the Company may acquire in the future, or other expenditures or liabilities (including claims by private parties) resulting from hazardous substances present in, on, under or above such properties or resulting from circumstances or other actions or claims relating to environmental matters, will not have a material adverse effect on the Company and its ability to make distributions to stockholders.

 AMERICANS WITH DISABILITIES ACT COMPLIANCE; GOVERNMENT REGULATION;
  RISK OF INCREASED REGULATORY COMPLIANCE COSTS

     Under the Americans with Disabilities Act (the "ADA"), effective in 1992, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requires removal of access barriers, and noncompliance may result in imposition of fines by the U.S. government or an award of damages to private litigants. Although the Company believes that the Properties are substantially in compliance with these requirements, the Company may in the future incur costs to comply with the ADA with respect to both existing Properties and properties which may be acquired in the future, which could have an adverse effect on the Company and its ability to make distributions to stockholders.

     The Properties are, and properties which the Company may acquire in the future will be, subject to various other federal, state and local regulatory requirements such as local building codes and other similar regulations. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in substantial compliance with all applicable regulatory requirements, although expenditures at properties owned by the Company may be required to comply with changes in these laws. No material expenditures are contemplated at this time in order to comply with any such laws or regulations; however, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed that would require significant unanticipated expenditures by the Company, which could have an adverse effect on the Company and its ability to make distributions to stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on the Properties may result in significant unanticipated expenditures, which could adversely affect the Company and its ability to make distributions to stockholders.

RISKS OF DEBT FINANCING

  DEPENDENCE ON CREDIT FACILITY AND MORTGAGE FINANCING

     The Credit Facility, which as of December 31, 1996 had an outstanding balance of $46.1 million, permits the Company to borrow and issue letters of credit thereunder. Borrowings under the Credit Facility bear interest at a floating rate and the Company may from time to time incur or assume other indebtedness which bears interest at a floating rate. In the event of interest rate increases, the Company's results of operations may be adversely affected. In that regard, the Company's results of operations for the last several years have benefitted from historically low levels of interest rates and could be adversely affected by the recent rise in interest rates. As of December 31, 1996 the Credit Facility was secured by mortgages on 26 Properties (which Properties collectively accounted for approximately 55% of the Company's annualized base rent as of December 31, 1996), along with the rental proceeds from such Properties. As of December 31, 1996, these 26 properties comprised approximately 49% of the Company's total assets. The Company anticipates that it will continue to pledge properties acquired as collateral under the Credit Facility. In addition, during 1996, the Company obtained mortgage loans which, as of December 31, 1996 were in the aggregate principal amount of $51.9 million. As of December 31, 1996, these mortgage loans were collateralized by 13 Properties (which Properties collectively accounted for approximately 32% of the Company's annualized base rent as of December 31, 1996). As of December 31, 1996, these 13 Properties comprised approximately 32% of the Company's total assets. If the Company fails to meet its obligations under the Credit Facility or the aforementioned mortgage loans, or any other debt instruments it may enter into from time to time, including failure to comply with financial covenants, the holders of such indebtedness generally would be entitled to demand immediate repayment of the principal thereof and to foreclose upon any collateral securing such indebtedness.

     The Credit Facility currently expires on July 1, 1999, when the principal amount of all outstanding borrowings must be paid. Since the term of the Credit Facility is limited, the Company's ability to continue to fund acquisitions and provide funds for working capital and other cash needs following the expiration or utilization of the Credit Facility will depend primarily on its ability to obtain additional private or public equity or debt financing.

     The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that the Company will not be able to refinance existing indebtedness or that the terms of any such refinancing will not be as favorable as the terms of such indebtedness, and the risk that the Company may be unable to finance future acquisitions or capital expenditures on favorable terms, or at all. In addition, the Company is subject to the risk that its failure to maintain its REIT status may constitute an event of default under the Credit Facility. In addition, the Credit Facility provides that it is an event of default thereunder if Mr. Bedford ceases for any reason to be Chairman or Chief Executive Officer of the Company and a replacement reasonably satisfactory to the lender under the Credit Facility has not been appointed by the Board of Directors within six months thereafter. In addition, default under or acceleration of any debt instrument could, pursuant to cross-default clauses, cause or permit the acceleration of other indebtedness and trigger the right of the holders of the Convertible Preferred Stock, subject to applicable laws regarding distributions, to cause the Company to redeem all of the then outstanding shares of Convertible Preferred Stock at a price of $6.00 per share plus all accrued dividends payable thereon. Any such default or acceleration could have a material adverse effect on the Company and its ability to make distributions to stockholders and to maintain its qualification as a REIT under the Code and could threaten the continued viability of the Company. See "-- Dependence on Key Personnel."

  POLICIES ON INDEBTEDNESS SUBJECT TO CHANGE

     The Company currently has a policy of limiting its total consolidated indebtedness to 50% of the aggregate market value of the outstanding shares of Common Stock plus the outstanding balance of the Convertible Preferred Stock plus the total consolidated indebtedness of the Company. The organizational documents of the Company, however, do not contain any limitation on the amount or percentage of indebtedness the Company may incur. Accordingly, the Board of Directors could alter its policy of limiting the extent of its borrowing. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company and its ability to make distributions to stockholders and in increased risk of default on its obligations. Moreover, although the Company will consider factors other than market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service), there can be no assurance that the aforementioned ratio will be such that the Company, after meeting debt service obligations thereon, would be able to continue to make stockholder distributions at current levels.

REDEMPTION OF THE CONVERTIBLE PREFERRED STOCK

     The Company is required, at the option of the holders of the Convertible Preferred Stock, to redeem the Convertible Preferred Stock on demand of the holders thereof on the occurrence of any one or more of the following: (i) the failure to pay dividends on the Convertible Preferred Stock for two consecutive quarters, (ii) a default in the payment on certain institutional debt, (iii) the failure of the Company to obtain any required consent of the holders of the Convertible Preferred Stock or (iv) the failure to reach certain financial performance levels. The Company could experience substantial difficulty in financing any such redemption and may be required to liquidate a substantial portion of its properties. In addition, it is likely that the resultant financial strain on the Company's capital resources would adversely affect the market price of the Common Stock.

REGISTRATION RIGHTS

     After September 18, 1997, BPLP and certain of its transferees have the right to cause the Company to register the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock for sale to the public. In addition, pursuant to a registration rights agreement, Mr. Bedford has the right to require the Company to register up to 250,000 shares under the Securities Act for offer and sale to the public (including by way of an underwritten public offering) and to cause such shares to be included in any registration statement filed by the Company. The right of BPLP and certain of its transferees and Mr. Bedford to register shares of Common Stock (in the case of BPLP, issuable upon conversion of the Convertible Preferred Stock) and sell them in the public market could have a material adverse effect on both the market price for the Common Stock and the Company's ability to raise additional equity capital in the future. See "-- Shares Available for Future Sale."

RISK OF SUBSTANTIAL DILUTION

     At any time after September 18, 1997, the shares of Convertible Preferred Stock will be convertible, at the option of the holders, into such number of shares of Common Stock as is determined by dividing $6.00 by the conversion price then in effect. The current conversion price is $12.00 per share and, therefore, each share of Convertible Preferred Stock is currently convertible into one-half of one share of Common Stock. See "-- Shares Available For Future Sale." The conversion price is subject to adjustment to provide certain antidilution protection to holders of the Convertible Preferred Stock. Holders of Common Stock could experience substantial dilution in the event that the Company issues a substantial number of additional shares of the Common Stock and/or preferred stock, either upon conversion of the Convertible Preferred Stock, in connection with future acquisitions or otherwise, which issuance could adversely affect the market price of Common Stock.

EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

     One of the factors that will influence the market price of the shares of Common Stock in public markets will be the annual yield on the price paid for shares of Common Stock from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Stock to seek a higher annual yield from their investments. Such circumstances may adversely affect the market price of the Common Stock.

CONCENTRATION OF VOTING POWER AND RIGHT TO CONSENT OF THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK

     The holders of the Convertible Preferred Stock have and will continue to have significant direct and indirect influence over the Company's affairs. Subject to certain limitations, the consent of BPLP or of any transferee holding 50% or more of the outstanding Convertible Preferred Stock will be required for the Company to make substantial investments, issue substantial amounts of debt, modify executive compensation or employment contracts, or change the Company's business plan. In addition, the budget applicable to the overhead component of the Company's acquisitions and financing expenditures made through Bedford Acquisitions, Inc., a corporation wholly-owned by Mr. Bedford, is subject to the approval of BPLP. As a result, although the Board of Directors and the Company's management will continue to manage the ordinary business affairs of the Company, BPLP will have the ability to exercise a controlling influence over most substantial transactions.

     In addition, the holders of the Convertible Preferred Stock as a class currently have the right to elect two directors. Under certain circumstances, the holders of the Convertible Preferred Stock will be entitled to elect a number of directors constituting a majority of the Board of Directors. Such circumstances include the Company's failure to pay quarterly dividends on the Convertible Preferred Stock in two consecutive quarters or to redeem the Convertible Preferred Stock pursuant to a valid demand for redemption, and Mr. Bedford's cessation to serve substantially full-time as Chief Executive Officer of the Company. Moreover, the Company may not authorize or create any class or series of equity securities that ranks equal or senior to the Convertible Preferred Stock with respect to the payments of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of a majority of the outstanding shares of Convertible Preferred Stock, voting together as a single class. Although each Director is required by the MGCL to perform his duties as a director (i) in good faith, (ii) in a manner he reasonably believes to be in the best interest of the Company and (iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances, there can be no assurance that the interests of BPLP, and indirectly the directors elected by the holders of the Convertible Preferred Stock, will not differ from or conflict with the interests of the holders of Common Stock.

     In addition, upon conversion of the Convertible Preferred Stock into shares of Common Stock, the holders of the Convertible Preferred Stock would have considerable influence with respect to the election of directors and the approval or disapproval of significant corporate actions, since they would hold approximately 26% of all outstanding shares, excluding any new shares issued pursuant to the Plan.

     As of February 28, 1997, BPLP, an affiliate of AEW Capital Management, was the sole holder of all outstanding shares of the Convertible Preferred Stock. In view of the substantial influence of the holders of the Convertible Preferred Stock over the Company's affairs, it should be noted that BPLP's interests do not necessarily coincide with those of the holders of the Common Stock and therefore its actions with respect to the Company will not necessarily be in the best interests of the holders of Common Stock. In addition, BPLP's affiliation with Aldrich Eastman Waltch, a national real estate investment adviser whose clients primarily include institutional investors and other affiliates engaged in businesses competitive with the Company, may give rise to a conflict of interest.

     As of February 28, 1997, Mr. Bedford may be deemed the beneficial owner of 1,012,163 shares of Common Stock of the Company (including then-exercisable options to purchase 73,750 shares and 50,000 shares owned by the Grindstone Trust, as to which Mr. Bedford disclaims beneficial ownership), representing approximately 9.0% of the outstanding shares of Common Stock at that date. While Mr. Bedford does not have majority control of the Company, he currently has, and likely will continue to have, significant influence with respect to the election of directors and approval or disapproval of significant corporate actions.

EXEMPTION FROM THE MARYLAND BUSINESS COMBINATION LAW

     Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, all such business combinations must be approved by two super-majority votes of the stockholders unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its common shares. Mr. Bedford and BPLP currently beneficially own more than 10% of the Company's voting shares and would, therefore, be subject to the business combination provisions of the MGCL. However, as permitted by the MGCL, the Board of Directors has elected to exempt any business combination with any person from these provisions of the MGCL. Consequently, unless such exemption is amended or repealed by the Board of Directors, the five-year prohibition and the super-majority vote requirements described above will not apply to any business combination between any Interested Stockholder and the Company. As a result, the Company may in the future enter into business combinations with Mr. Bedford, BPLP or other Interested Stockholders, without compliance by the Company with the super-majority vote requirements and other provisions of the statute. The exemption from these provisions may be amended or repealed by the Board of Directors at any time, except that the Charter provides that the Company must obtain the consent of certain specified holders of Convertible Preferred Stock before amending or repealing such exemption with respect to BPLP or with respect to the exercise of any redemption right of the Convertible Preferred Stock which may constitute a business combination.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE CHARTER, THE BYLAWS, THE CONVERTIBLE PREFERRED STOCK AND MARYLAND LAW

     The Company's Charter authorizes the Board of Directors to cause the Company to issue additional shares of Common Stock, Preferred Stock, Convertible Preferred Stock and to set the preferences, rights and other terms of such preferred stock without the approval of the holders of the Common Stock. However, the Company must obtain the consent of BPLP or the transferee of BPLP holding more than 50% of the outstanding shares of Convertible Preferred Stock in order to issue certain equity securities and may not authorize or create any class or series of stock that ranks equal or senior to the Convertible Preferred Stock except after approval of such issuance by the affirmative vote of holders of at least a majority of the outstanding shares of Convertible Preferred Stock, voting together as a single class. Although the Board of Directors has no intention to issue any shares of Preferred Stock at the present time, it may establish one or more series of Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a change in control of the Company or other transaction that may be in the best interests of the stockholders.

     The Charter contains other provisions that may delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the holders of the Common Stock or otherwise be in the best interests of the stockholders or that could otherwise adversely affect the interests of the holders of the Common Stock, and the Bylaws may be amended by the Board of Directors (subject to the consent of BPLP) to include provisions that would have a similar effect, although the Board presently has no such intention. The Charter provides that the Company must seek the consent of BPLP or the transferee of BPLP holding more than 50% of the outstanding shares of Convertible Preferred Stock before it may, among other actions, merge or consolidate or sell assets with a purchase price of more than $10 million. Additionally, the Charter contains provisions limiting the transferability and ownership of shares of the stock of the Company, which may have the effect of delaying, deferring or preventing a transaction or a change in control of the

Company that might involve a premium price for the holders of the Common Stock or otherwise be in their best interests or that could have dividend, voting or other rights that could adversely affect the interests of holders of Common Stock. In addition, the Charter provides that the holders of the shares of Convertible Preferred Stock are entitled to receive $6.30 per share of Convertible Preferred Stock plus accrued and unpaid dividends on the Convertible Preferred Stock (the "Liquidation Preference") in the event of (i) any transaction, including a consolidation or merger or corporate reorganization of the Company, if, immediately after such transaction, the stockholders of the Company (determined prior to such event) hold fifty percent or less in interest of the outstanding voting securities of the surviving corporation, or (ii) a sale of all or substantially all of the assets of the Company or the acquisition of a majority of the outstanding shares of Common Stock of the Company by any person (other than certain specified persons, including Mr. Bedford and affiliates of BPLP). Until the holders of the Convertible Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Common Stock upon the liquidation, dissolution or winding up of the Company.

     Although, as described above in "-- Exemption from the Maryland Business Combination Law," the Board of Directors has elected to exempt the Company from the "business combination" provisions of the MGCL, such exemption may be amended or repealed by the Board of Directors at any time, except that the Charter provides that the Company must obtain the consent of specified holders of the Convertible Preferred Stock before amending or repealing such resolution with respect to BPLP or with respect to the exercise of any redemption right of the Convertible Preferred Stock which may constitute a business combination. Such action by the Board of Directors would impose the "business combination" restrictions of the MGCL on Interested Stockholders, which could delay, defer or prevent a transaction or change in control of the Company that might involve a premium price for the Company's stock or otherwise be in the best interests of the stockholders or that could otherwise adversely affect the interests of the stockholders.

     In addition, the MGCL restricts the voting rights of shares deemed to be "control shares." Under the MGCL, "control shares" are those which, when aggregated with any other shares held by the acquiror, entitle the acquiror to exercise voting power within specified ranges. Although the Bylaws provide that the control share provisions of the MGCL shall not apply to any acquisition by any person of shares of stock of the Company, such provision of the Bylaws may be amended or eliminated by the Board of Directors at any time in the future, provided that it obtains the required consent from BPLP and other specified holders of the Convertible Preferred Stock. Moreover, any such amendment or elimination of such provision of the Bylaws may result in the application of the control share provisions of the MGCL not only to control shares which may be acquired in the future, but also to control shares previously acquired. The control share provisions of the MGCL could delay, defer or prevent a transaction or change in control of the Company that might involve a premium price for the Company's stock or otherwise be in the best interests of the stockholders or that could otherwise adversely affect the interests of the stockholders.

SHARES AVAILABLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may adversely affect the prevailing market price for the Common Stock.

CHANGES IN POLICIES

     The major policies of the Company, including its policies with respect to maintaining its qualification as a REIT and with respect to dividends, acquisitions, debt and investments, are established by the Board of Directors. Although it has no present intention to do so, the Board of Directors may amend or revise these and other policies from time to time without a vote of or notice to the stockholders of the Company (subject to the rights of the holders of the Convertible Preferred Stock). Accordingly, holders of the shares of Common Stock will have no control over changes in policies of the Company, including any policies relating to the payment of dividends or to maintaining qualification as a REIT.

                                USE OF PROCEEDS

     The Company will use the net cash proceeds from the issuance of shares of Common Stock pursuant to the Plan to acquire new properties as suitable opportunities arise, to expand and improve certain properties in the Company's portfolio, to develop new industrial and suburban office properties, to repay certain indebtedness and for general corporate purposes. Pending application of any net proceeds, the Company will invest such proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to continue to qualify for taxation as a REIT. Such investments may include, for example, government and governmental agency securities, certificates of deposit and interest-bearing bank deposits.

                     PLAN OF DISTRIBUTION AND UNDERWRITERS

     Pursuant to the Plan, the Company may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to Requests for Waiver on behalf of Participants that may be engaged in the securities business. In deciding whether to approve such a request, the Company will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued shares of Common Stock or acquiring shares through open market purchases or privately negotiated transactions, the Company's need for additional funds, the attractiveness of obtaining such funds by the sale of Common Stock under the Plan in comparison to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the Participant submitting the request, including the extent and nature of such Participant's prior participation in the Plan and the number of shares of Common Stock held of record by such Participant, and the aggregate number of Requests for Waiver that have been submitted by all Participants. Persons who acquire shares of Common Stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Rule 10b-6 under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. The Company will not extend to any such person any rights or privileges other than those to which it would be entitled as a Participant, nor will the Company enter into any agreement with any such person regarding such person's purchase of such shares or any resale or distribution thereof. The Company may, however, approve requests for optional cash investments by such persons in excess of allowable maximum limitations. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method which the Company determines to be appropriate.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Certain legal matters related to the sale of the Shares will be passed upon for the Company by Shearman & Sterling, San Francisco, California. In addition, the description of federal income tax consequences contained in the section entitled "Federal Income Tax Considerations," which section is included in the registration statement on Form S-3 (Registration No. 333-23687), and incorporated herein by reference, is based upon the opinion of Shearman & Sterling.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Bedford Property Investors, Inc. as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, and the Combined Historical Summary of Gross Income and Direct Operating Expenses of O'Toole Business Center, Signal System Building and 6500 Kaiser Drive for the year ended December 31, 1995 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX I

   ------------------------------------------------------------------------------------------------------------------
                  (C)                    (D)                    (E)                    (F)                    (G)
   ------------------------------------------------------------------------------------------------------------------
                                   THRESHOLD PRICE
                                     AND WAIVER            OPTIONAL CASH
               EXPECTED           DISCOUNT, IF ANY,      INVESTMENTS MUST        PRICING PERIOD           INVESTMENT
CYCLE         RECORD DATE          WILL BE SET BY         BE RECEIVED BY           START DATE                DATE
------    -------------------    -------------------    -------------------    -------------------    -------------------
  B       N/A                    April 28, 1997         April 30, 1997         May 1, 1997            May 15, 1997
  B       N/A                    May 28, 1997           May 30, 1997           June 2, 1997           June 16, 1997
  A       July 1, 1997           June 25, 1997          June 27, 1997          June 30, 1997          July 15, 1997
  B       N/A                    July 29, 1997          July 31, 1997          August 1, 1997         August 15, 1997
  B       N/A                    August 26, 1997        August 28, 1997        August 29,1997         September 15, 1997
  A       October 1, 1997        September 26, 1997     September 30, 1997     October 1, 1997        October 15, 1997
  B       N/A                    October 29, 1997       October 31, 1997       November 3, 1997       November 17, 1997
  B       N/A                    November 25, 1997      November 28, 1997      December 1, 1997       December 15, 1997
  A       January 1, 1998        December 26, 1997      December 30, 1997      December 31, 1997      January 15, 1998
  B       N/A                    January 28, 1998       January 30, 1998       February 2, 1998       February 16, 1998
  B       N/A                    February 25, 1998      February 27, 1998      March 2, 1998          March 16, 1998
  A       April 1, 1998          March 26, 1998         March 30, 1998         March 31, 1998         April 15, 1998
  B       N/A                    April 28, 1998         April 30, 1998         May 1, 1998            May 15, 1998
  B       N/A                    May 27, 1998           May 29, 1998           June 1, 1998           June 15, 1998
  A       July 1, 1998           June 26, 1998          June 30, 1998          July 1, 1998           July 15, 1998
  B       N/A                    July 29, 1998          July 31, 1998          August 3, 1998         August 17, 1998
  B       N/A                    August 26, 1998        August 28, 1998        August 31, 1998        September 15, 1998
  A       October 1, 1998        September 28, 1998     September 30, 1998     October 1, 1998        October 15, 1998
  B       N/A                    October 28, 1998       October 30, 1998       November 2, 1998       November 16, 1998
  B       N/A                    November 25, 1998      November 30, 1998      December 1, 1998       December 15, 1998
  A       January 1, 1999        December 28, 1998      December 30, 1998      December 31, 1998      January 15, 1999
  B       N/A                    January 27, 1999       January 29, 1999       February 1, 1999       February 16, 1999
  B       N/A                    February 24, 1999      February 26, 1999      March 1, 1999          March 15, 1999

---------------

A. Optional cash investments and reinvestment of dividends.

B. Optional cash investments only.

C. The Record Date for dividend reinvestment months (indicated by the letter "A" in the Cycle column) will be established by the Board of Directors.

D. The Threshold Price and the Waiver Discount, if any, will be established three business days prior to the first day of the Pricing Period.

E. Optional cash investments are due by the close of business on the last business day immediately preceding the first day of the Pricing Period.

F. The Pricing Period will be the ten consecutive Trading Days ending on the Trading Day immediately preceding the Investment Date.

G. The Investment Date will be the fifteenth calendar day of each month, provided, however, that if such fifteenth calendar day falls on a date when the NYSE is closed, the Investment Date will be the next succeeding day on which the NYSE is open.

                          U. S. EQUITY MARKETS CLOSED


                                  1997                      1998                      1999
                              -------------             -------------             -------------
New Years Day                 January 1                 January 1                 January 1
Presidents Day                February 17               February 16               February 15
Good Friday                   March 28                  April 10                  April 2
Memorial Day                  May 26                    May 25                    May 31
Independence Day              July 4                    July 4                    July 4
Labor Day                     September 1               September 7               September 6
Thanksgiving Day              November 27               November 26               November 25
Christmas Day                 December 25               December 25               December 25

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        -----
AVAILABLE INFORMATION.................      2
INCORPORATION OF CERTAIN INFORMATION
  BY REFERENCE........................      2
SUMMARY OF THE PLAN...................      4
THE PLAN..............................      6
  Purpose.............................      6
  Participation Options...............      6
  Benefits and Disadvantages..........      6
  Administration......................      7
  Participation.......................      8
  Enrollment..........................      8
  Purchases...........................     10
  Certificates........................     13
  Sale of shares......................     13
  Reports.............................     14
  Withdrawal..........................     14
  Taxes...............................     14
  Other Provisions....................     15
THE COMPANY...........................     17
RISK FACTORS..........................     18
USE OF PROCEEDS.......................     31
PLAN OF DISTRIBUTION AND
  UNDERWRITERS........................     31
LEGAL MATTERS.........................     31
EXPERTS...............................     31
APPENDIX I............................    A-1


======================================================
======================================================

                                BEDFORD PROPERTY
                                INVESTORS, INC.

                                  COMMON STOCK
                               ($0.02 PAR VALUE)

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                           DIVIDEND REINVESTMENT AND
                              STOCK PURCHASE PLAN

                            ------------------------

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, payable by Bedford Property Investors, Inc. (the "Registrant") in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the listing fees for the New York Stock Exchange and the Pacific Stock Exchange.

        SEC Registration Fee..............................................  $ 24,063
        NASD Filing Fee...................................................  $  8,441
        Legal Fees and Expenses...........................................  $ 90,000
        Printing and Engraving Costs......................................  $ 83,000
        Accounting Fees and Expenses......................................  $ 60,000
        Blue Sky Fees and Expenses........................................  $  5,000
        New York Stock Exchange Listing Fee...............................  $ 19,250
        Pacific Stock Exchange Listing Fee................................  $  7,500
        Miscellaneous.....................................................  $ 10,746
                                                                             -------
             Total........................................................  $308,000*
                                                                             =======

---------------

* Estimated total expenses exclude an estimated $35,000 of annual recurring costs for the operation of the Plan.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper personal benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Registrant contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

     The Charter of the Registrant authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former director or officer or (b) any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws of the Registrant obligate it, to the maximum extent permitted by Maryland law, without requiring a preliminary determination of the ultimate entitlement to indemnification, to indemnify and to pay or reimburse reasonable expense in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Registrant and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Registrant's Charter and Bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, and certain other parties, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the indemnified party actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the Bylaws and (b) a written statement by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     Peter B. Bedford's employment agreement provides that the Registrant shall indemnify Mr. Bedford to the fullest extent permitted by law, provided that the indemnification applies to Mr. Bedford only so long as he acts in good faith and is not found to be guilty of recklessness or willful or wanton misconduct.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

     (a) Exhibits

     The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
   4.1   -- Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-2, Commission File No. 333-921)
   4.2   -- Charter of the Registrant, as amended (incorporated herein by reference to
         Exhibit 4.2 to the Registrant's Registration Statement on Form S-2, Commission File
            No. 333-921)
   4.3   -- Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995)
   5.1*  -- Opinion of Ballard Spahr Andrews & Ingersoll as to the legality of the
         Registrant's Common Stock
   8.1   -- Opinion of Shearman & Sterling as to certain tax matters (incorporated herein by reference to Exhibit 8.1 to the Registrant's Registration Statement on Form S-3,
            Commission File No. 333-23687)
  23.1   -- Consent of KPMG Peat Marwick LLP, independent auditors
  23.2*  -- Consent of Ballard Spahr & Andrews & Ingersoll (included in the opinion filed as
            Exhibit 5.1)
  23.3   -- Consent of Shearman & Sterling (included in the opinion filed as Exhibit 8.1)
  24.1*  -- Power of Attorney (included on page II-4 of this Registration Statement)

---------------

* Previously Filed

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:


          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume represents no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement);

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, California, on the 31st day of March, 1997.



                                          BEDFORD PROPERTY INVESTORS, INC.



                                          By:      /s/ PETER B. BEDFORD

                                            ------------------------------------

                                            Peter B. Bedford


                                            Chairman of the Board


                                            and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1993, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.



                   SIGNATURE                                  TITLE                  DATE
-----------------------------------------------   ---------------------------------------------

             /s/ PETER B. BEDFORD                 Chairman of the Board and      March 31, 1997
-----------------------------------------------   Chief Executive Officer
               Peter B. Bedford                   (Principal Executive Officer)

                       *                          Executive Vice President and   March 31, 1997
-----------------------------------------------   Chief Financial Officer
               Donald A. Lorenz                   (Principal Financial Officer)

                       *                          Controller (Principal          March 31, 1997
-----------------------------------------------   Accounting
                  Hanh Kihara                     Officer)

                       *                          Director                       March 31, 1997
-----------------------------------------------
               Claude M. Ballard

                       *                          Director                       March 31, 1997
-----------------------------------------------
                 Anthony Downs

                       *                          Director                       March 31, 1997
-----------------------------------------------
               Thomas G. Eastman

                       *                          Director                       March 31, 1997
-----------------------------------------------
               Anthony M. Frank

                       *                          Director                       March 31, 1997
-----------------------------------------------
             Thomas H. Nolan, Jr.

                       *                          Director                       March 31, 1997
-----------------------------------------------
               Martin I. Zankel

            By /s/ PETER B. BEDFORD
-----------------------------------------------
               Peter B. Bedford
               Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                       DESCRIPTION
------   ------------------------------------------------------------------------------------
   4.1   -- Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-2, Commission File No. 333-921)

   4.2   -- Charter of the Registrant, as amended (incorporated herein by reference to
            Exhibit 4.2 to the Registrant's Registration Statement on Form S-2, Commission File
            No. 333-921)

   4.3   -- Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995)

   5.1*  -- Opinion of Ballard Spahr Andrews & Ingersoll as to the legality of the
            Registrant's Common Stock

  23.1   -- Consent of KPMG Peat Marwick LLP, independent auditors

  23.2*  -- Consent of Ballard Spahr & Andrews & Ingersoll (included in the opinion filed as
            Exhibit 5.1)

  24.1*  -- Power of Attorney (included on page II-4 of this Registration Statement)

---------------

* Previously Filed